Exhibit 1.02
Conflict Minerals Report of Trinity Industries, Inc.
in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934
Background and Overview
This is the Conflict Minerals Report of Trinity Industries, Inc. (“Trinity”, “Company”, “we”, or “our”) for the year ended December 2013 presented to comply with Rule 13p-1 (“the Rule”) under the Securities Exchange Act of 1934 (the “1934 Act”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals necessary to the functionality or production of their products. Conflict minerals are defined as cassiterite, columbine-tantalite, gold, wolframite, or their derivatives, which are limited to tin, tantalum, tungsten, and gold for the purposes of this report. These requirements apply to registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict in the Covered Countries. The “Covered Countries” include the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia, and Angola. Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.
As further described in the Company’s 2013 Annual Report on Form 10-K filed with the SEC on February 20, 2014, the Company reports operating results in four principal manufacturing business segments: the Rail Group, the Construction Products Group, the Inland Barge Group, and the Energy Equipment Group, and one non-manufacturing business segment: the Railcar Leasing and Management Services Group. Our manufacturing operations are primarily located in the U.S. and Mexico. As a diversified industrial company in the business of manufacturing products, the Company is several levels removed from the actual mining of conflict minerals.
We performed an assessment of the applicability of the conflict minerals rules to each of our five business segments and determined that:

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The likelihood of the presence of conflict minerals was highest with respect to the railcar manufacturing business unit of our Rail Group and the highway products business unit of our Construction Products Group.

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The conflict minerals rules do not apply to 1) our Railcar Leasing and Management Services Group because it has no manufacturing operations or 2) our aggregates business unit included in the Construction Products Group because our aggregates mining operations are located entirely within the U.S.

•	The remaining business units had a low likelihood of the presence of conflict minerals necessary to the functionality of their respective manufactured products.
With respect to our railcar manufacturing business unit and our highway products business unit, we conducted a reasonable country of origin inquiry (“RCOI”) as follows:

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We identified a total of 263 raw material suppliers for our railcar manufacturing business unit and 340 raw material suppliers for our highway products business unit having provided raw materials during 2013.

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Our purchasing and operations management of these business units reviewed the products received from these suppliers and identified 41 suppliers (13 from our railcar manufacturing business unit and 28 from our highway products business unit) whose parts were reasonably likely to contain conflict minerals necessary to the functionality of our manufactured product.

Due Diligence
Design of the due diligence framework
Trinity's due diligence was developed to determine the status of conflict minerals used in its manufacturing businesses. The Company designed its due diligence framework to follow the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD 2011) (“OECD Framework”), an internationally recognized due diligence framework. Trinity’s RCOI and due diligence measures were based on the Electronic Industry Citizenship Coalition and Global e-Sustainability (“EICC/GeSI”) conflict free smelter initiative.

Description of the due diligence measures performed
The Company’s due diligence included the following:

•	Establishing a governance structure in the form of a conflict minerals committee including members of the Company’s executive management with periodic reporting to the Company’s Audit Committee;

•	Development of a conflict minerals policy and communication of the policy to selected vendors whose products were determined reasonably likely to contain conflict minerals; and

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Conducting a survey of the 41 suppliers identified using the template developed jointly by the EICC/GeSI. After sending multiple requests to non-responders, we received responses from 25 of the suppliers as follows:

◦	Nine respondents indicated that the source of conflict minerals contained in their products was unknown, despite varying efforts to make such a determination;

◦	Six respondents provided little additional information other than to indicate they were still in the process of gathering information regarding the presence and source of conflict minerals;

◦	Two respondents indicated that conflict minerals contained in their products did not originate from the Covered Countries;

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One respondent indicated that it determined one conflict mineral contained in its products did not originate from the Covered Countries while the source of its remaining conflict minerals was unknown; and

◦	Seven respondents indicated that their products did not contain any necessary conflict minerals.

None of the respondents indicated that necessary conflict minerals contained in their products originated from the Covered Countries. We contacted respondents to obtain additional clarifying information in certain instances where survey responses were incomplete or contained possibly inaccurate information.
Future Actions
The Company intends to take the following steps in the next compliance period to further mitigate the risk that its necessary conflict minerals benefit armed groups:

•	periodically evaluate and continue to communicate its conflict minerals policy;

•	continue to monitor and improve conformity with the OECD Framework;

•	continue to analyze program results and identify opportunities for improvement; and

•	continue ongoing dialog with suppliers about expectations to continue due diligence efforts to source mineral originations.
Certain statements contained herein which are not historical facts are “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve uncertainties that could cause actual results or outcomes to differ materially from our present expectations.
Independent Private Sector Audit
Pursuant to Rule 13p-1 under the Securities Exchange Act, no independent private sector audit was required.
Conclusion
Based on our due diligence procedures, the products we determined that may have a reasonable likelihood of containing necessary conflict minerals consist of 1) various types of freightcars and tankcars manufactured by our Rail Group and 2) certain highway products, primarily consisting of attenuators, containing electronic components manufactured by our highway products business unit facility in Alabama. After conducting the due diligence procedures described previously, we are not able to determine at this time the facilities used to process any necessary conflict minerals nor the country of origin of the necessary conflict minerals.